Exhibit 8.1

November 18, 2025

Bitwise Chainlink ETF c/o Bitwise Investment Advisers, LLC

250 Montgomery St., Suite 200

San Francisco, California 94104

Ladies and Gentlemen,

You have requested our opinion as to certain U.S. federal income tax matters in relation to that certain Form S-1 registration statement under the Securities Act of 1933, dated November 18, 2025 (the “S-1”), in connection with the sale of Shares by the Bitwise Chainlink ETF (the “Trust”). We have acted as tax counsel to the Trust in connection with such sale, and have participated in the preparation of the S-1.

This opinion has been requested to satisfy a condition to the filing of the S-1. All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms not defined herein have the meanings specified in the S-1 unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation thereof) the truth and accuracy of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

(a)	The S-1 (including any amendments, exhibits, and schedules thereto);

(b)	The Amended and Restated Declaration of Trust and Trust Agreement, dated as of November 17, 2025 between the Sponsor and CSC Delaware Trust Company, a Delaware trust company; and

(c)	A tax representation letter of the Trust and its Sponsor, signed by an authorized officer of the Sponsor, delivered to us by the Sponsor for purposes of this opinion and incorporated herein by reference (the “Representation Letter”).

In rendering our opinion, we have assumed, without any independent investigation or verification, that all of the information as to factual matters contained in the S-1, Representation Letter and the other documents referred to above are true, correct, and complete and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incorrect or incomplete. Any inaccuracy with respect to factual matters contained in the documents or incompleteness in our understanding of the facts could alter the conclusions reached herein.

In addition, for purposes of rendering our opinion, we have assumed with your permission, that:

(i)	All signatures on all documents reviewed by us are genuine, all documents submitted to us as originals are authentic, true and correct, all documents submitted to us as copies are true and correct copies of the originals thereof, and each natural person signing any document reviewed by us had the legal capacity to do so;

(ii)	Any representation or statement referred to above made “to the knowledge” or otherwise similarly qualified is correct without such qualification; and

(iii)	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the S-1, the Representation Letter and any related materials.

Based on the foregoing documents, materials, and assumptions and information, and subject to the qualifications and assumptions set forth herein, it is our opinion that, although it is not free from doubt, the Trust should be characterized as a “grantor trust” for the purposes of Section 671 et seq. of the Code and as an “investment trust” as that term is used in Treasury Regulation Section 301.7701-4(c).

Our opinion is rendered only as of the date hereof, and we undertake no obligation to supplement, update or revise this opinion after the date hereof to reflect any changes (including changes that have retroactive effect) in applicable law or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, agreement or assumption relied upon herein that becomes untrue, incorrect, or incomplete.

Our opinion set forth above is based upon the existing provisions of the Code, applicable U.S. Treasury Regulations promulgated or proposed under the Code, published administrative rulings and procedures, judicial decisions and other applicable authorities, all as in effect on the date hereof, which are subject to change (possibly with retroactive effect) so as to affect the conclusions stated herein.

Our opinion is limited to the U.S. federal income tax classification of the Trust based on the current scope of its activities as stated in the S-1. No opinion is expressed as to any other U.S. federal tax matters relating to the Trust, the Sponsor, the Shareholders, or any other person transaction or the impact on the Trust’s classification. No opinion is expressed as to the U.S. federal income tax treatment of, any staking that the Trust may conduct in the future under an amended S-1. In addition, this opinion does not address any estate, gift, state, local or foreign tax consequences relating to the Trust.

No ruling has been or will be requested from the Internal Revenue Service (the “Service”) concerning the U.S. federal income tax treatment of the Trust. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusions regarding the application of existing U.S. federal income tax law to the Trust. The law surrounding the taxation of digital assets is uncertain and rapidly evolving, and subsequent developments may affect the legal conclusions expressed in this opinion. Further, if the facts vary from those relied upon (including if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel’s best legal judgment and has no binding effect or official status of any kind. No assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

This opinion is being delivered in connection with the Trust’s sale of Shares pursuant to the S-1. This opinion may not otherwise be relied upon or utilized for any other purpose or by any other person or entity without the prior written consent of Fenwick & West LLP. However, you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the U.S. federal tax treatment and U.S. federal tax structure of the Trust and all materials of any kind that are provided to you by us relating to such tax treatment and tax structure.

Very truly yours,

/S/ Fenwick & West LLP
a limited liability partnership including
professional corporations

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